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March 9, 1998



Horizons Technology, Inc.
3990 Ruffin Road
San Diego, CA  92123-1826

RE: FEDERAL INCOME TAX OPINION REQUIRED UNDER SECTION 9.3(b) OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE "REORGANIZATION AGREEMENT") DATED FEBRUARY 26, 1998, BY AND AMONG THE TITAN CORPORATION, A DELAWARE CORPORATION ("PARENT"), Sunrise Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), Horizons Technology, Inc., a Delaware corporation (the "Company"), and certain stockholders of the Company.

Gentlemen:

     Parent filed on March 9, 1998 with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement was filed in connection with issuance of 3,270,000 shares of the common stock of Parent pursuant to the merger of the Merger Sub with and into the Company (the "Merger"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

     Jenkins & Gilchrist, a Professional Corporation (the "Firm"), has acted as counsel to the Company in connection with the Merger. You have requested the opinions set forth in Section I hereof regarding certain of the material federal income tax consequences to the stockholders of the Company anticipated to result from the Merger. Section I of this letter (the "Opinion Letter") contains the Firm's opinion. Section II of this Opinion Letter contains limitations on the opinion.

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                                     I.  OPINION

     Based upon our analysis of the applicable authorities and subject to the limitations set forth in Section II, the Firm is of the opinion that for federal income tax purposes, the Merger will be a reorganization within the meaning of section 368(a) of the Code.

     In addition, to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Certain Federal Income Tax Matters" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

                                   II.  LIMITATIONS

     1. Except as otherwise indicated, the opinions set forth in Section I are based upon the Code and its legislative history, the regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the Internal revenue Service, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to such changes and could significantly alter the conclusions reached in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that may occur after the date of this Opinion Letter.

     2. The opinions set forth in Section I are not binding on the Internal Revenue Service or the courts. Additionally, the Firm's opinions set forth herein are dependent upon the accuracy of the representations contained in the Certificates signed by officers of Parent, Merger Sub and the Company and attached hereto as Exhibit "A". The Firm has relied upon those representations and any inaccuracy in the representations could adversely affect the opinions stated in Section I.

     3. In connection with this Opinion Letter, the Firm has examined and is familiar with originals or copies, certified or otherwise identified, of such documents and records and such statues, regulations and other instruments as it deemed necessary or advisable for the purposes of the opinions set forth herein, including (i) the Registration Statement and (ii) the Reorganization Agreement. The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it was accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it were competent to execute and deliver such documents.

     4. The Firm is expressing its opinions only as to those matters expressly set forth in Section I. No opinion should be inferred as to any other matters. In addition, no opinion is expressed as to any other transaction, including the Merger, if any of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the

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Reorganization Agreement and without waiver of any material provision thereof.
To the extent that any of the representations, warranties, statements and assumptions material to the Firm's opinion and upon which the Firm has relied are not accurate and complete in all material respects at all relevant times, the Firm's opinion would be adversely affected and should not be relied upon.

     5. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, this opinion only relates to the holders of Company capital stock who hold such stock as a capital asset. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of company capital stock pursuant to the exercise of options or otherwise as compensation or who hold their Company capital stock as part of straddle or risk reduction transaction). Further, no opinion is expressed as to the federal income tax treatment with respect to holders of warrants for Company capital stock.

     6. This Opinion Letter is issued for your benefit and the stockholders of the Company and no other person or entity may rely hereon without the express written consent of the Firm. This Opinion Letter may be filed as an exhibit to the Registration Statement. Consent also is given to the reference to this firm under the caption "Legal Opinions" in the Registration statement as having rendered the opinion in the "U.S. Federal Income Tax Matters" section of such Registration Statement. In giving this consent, the Firm does not thereby admit that it comes into the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                        Respectfully submitted,


                                        Jenkens & Gilchrist,
                                        A Professional Corporation

                                        By:  /s/  Patrick R. Mitchell
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                                             Patrick R. Mitchell, for the Firm